FORM 3



U.S. SECURITIES AND EXCHANGE COMMISSION
      WASHINGTON, D.C.  20549              ----------------------------
       INITIAL STATEMENT OF                |      OMB APPROVAL        |
  BENEFICIAL OWNERSHIP OF SECURITIES       |--------------------------|
                                           |                          |
                                           |  OMB NUMBER:  3235-0104  |
                                           |  EXPIRES:                |
                                           |  SEPTEMBER 30, 1998      |
  Filed pursuant to Section 16(a) of the   |  ESTIMATED AVERAGE       |
    Securities Exchange Act of 1934,       |  BURDEN HOURS            |
   Section 17(a) of the Public Utility     |  PER RESPONSE 0.5        |
     Holding Company Act of 1935           ----------------------------
  or Section 30(f) of the Investment
         Company Act of 1940

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1. Name and Address of Reporting Person

   Walter             John               R.
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   (Last)             (First)            (Middle)

   c/o LaSalle Partners Incorporated
   200 East Randolph Drive
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            (Street)

   Chicago            Illinois           60601
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   (City)             (State)            (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   September 16, 1997
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3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

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4. Issuer Name and Ticker or Trading Symbol

   LaSalle Partners Incorporated, LAP
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5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
(X)DIRECTOR
( )10% OWNER
( )OFFICER (GIVE TITLE BELOW)
( )   OTHER (SPECIFY TITLE BELOW)
___________________________
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6.   IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

     September 16, 1997
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7.    INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
(X)   FORM FILED BY ONE REPORTING PERSON
( )   FORM FILED BY MORE THAN ONE REPORTING PERSON

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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|1. TITLE OF SECURITY|2.AMOUNT OF   |3. OWNERSHIP  |4. NATURE  OF
INDIRECT
|   (INSTR. 4)       |  SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP
|                    |  BENEFICIALLY|   DIRECT (D) |   (INSTR.5)
|                    |  OWNED       |   OR INDIRECT|
|                    |  (INSTR. 4)  |   (I) (INSTR.|
|                    |              |    5)        |
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Common Stock,          12,500              I         By Self as Trustee
  par value $.01                                      for Self, Spouse and
                                                      Others
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.  Title of Derivative Security (Instr. 4)

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2.  Date Exercisable and Expiration Date (Month/Day/Year)

___________________________              _________________________
   Date Exercisable                           Expiration Date
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3.  Title and Amount of Securities Underlying Derivative Security (Instr.4)

___________________________              ___________________________
       Title                             Amount of Number of Shares
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4.  Conversion or Exercise Price of Derivative Security

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5.  Ownership Form of Derivative Security: Direct(D) or Indirect (I)
     (Instr.5)

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6.  Nature of Indirect Beneficial Ownership (Instr. 5)

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EXPLANATION OF RESPONSES:



/s/ Fritz E. Freidinger as Attorney-in-Fact           November 6, 1997
____________________________________________         ___________________
**SIGNATURE OF REPORTING PERSON                             Date

___________________________________________

** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE
FEDERAL
   CRIMINAL VIOLATIONS.
   SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR
PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
DISPLAYS
A CURRENTLY VALID OMB NUMBER.
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